Exhibit 99.9
                                                                    ------------

                       Report of Management on Compliance


We as members of management of The First National Bank of Atlanta (the "Company"), a wholly-owned subsidiary of Wachovia Corporation, are responsible for complying with the requirements of Sections 3.2, 3.4, 4.2, and 4.3 of the Amended and Restated Pooling and Servicing Agreement between the Company and The Bank of New York dated as of June 4, 1999 (the "Agreement") and Section 7,
Article IV of the Series 1995-1, Series 1999-1, Series 1999-2, and Series 2000-1 Supplements to the Amended and Restated Pooling and Servicing Agreement dated October 26, 1995, March 24, 1999, September 21, 1999, and August 1, 2000,
respectively (the "Supplements"). We also are responsible for establishing and maintaining effective internal control over compliance with the Agreement and Supplements. We have performed an evaluation of the Company's compliance with the requirements of the Agreement and Supplements during the period November 1, 1999 through October 31, 2000. Based on this evaluation, we assert that during the period November 1, 1999 through October 31, 2000, the Company complied with the requirements of the Agreement and Supplements.




November 14, 2000


                                            /s/ Charles Hegarty
                                            -------------------
                                            Charles Hegarty
                                            President
                                            The First National Bank of Atlanta



                                            /s/ Michael L. Scheuerman
                                            -------------------------
                                            Michael L. Scheuerman
                                            Senior Vice President
                                            The First National Bank of Atlanta

                                       17